UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)*

                                The Oilgear Company
        -----------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $1.00 per share
        -----------------------------------------------------------------
                         (Title of Class of Securities)

                                    678042102
                              --------------------
                                 (CUSIP Number)

                                December 31, 2005
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         /   /    Rule 13d-1(b)
         / X /    Rule 13d-1(c)
         /   /    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP NO. 678042102
---------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Athena Capital Management, Inc. 23-2520198
         Minerva Group, LP 75-3088096
         David P. Cohen
         ------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group
         (a)
                  -----
         (b)
                  -----

3.       SEC Use Only
                      ---------------------------------------------

4.       Citizenship or Place of Organization

            Athena Capital Management, Inc. - Delaware
            Minerva Group, LP - Delaware
            David P. Cohen - U.S. Citizen
            ---------------

Number of Shares Beneficially Owned by Each Reporting Person With:
 		5.     Sole Voting Power
			Minerva Group, LP - 4,500
			---------------
		6.     Shared Voting Power
			Athena Capital Management, Inc. - 4,536
 			---------------
 		7.     Sole Dispositive Power
			Minerva Group, LP - 4,500
 			---------------
 		8.     Shared Dispositive Power
                        Athena Capital Management, Inc. - 4,536
			---------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         Athena Capital Management, Inc. - 4,500
         Minerva Group, LP - 4,536
         David P. Cohen - 9,036 (includes shares beneficially owned by
           Athena and Minerva)
         -----------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                  --------

11.      Percent of Class Represented by Amount in Row (9)	0.4%
                                                              --------

12.      Type of Reporting Person

Athena Capital Management, Inc. - IA
Minerva Group, LP - PN
David P. Cohen - IN
------------------------------------




Item 1.

         (a)      Name of Issuer

                  The Oilgear Company
                  -------------------------------------------------------

         (b)      Address of Issuer's Principal Executive Offices

                  2300 South 51st Street, P.O. Box 343924,
		  Milwaukee, Wisconsin 53234-3924
                  -------------------------------------------------------
Item 2.

         (a)      Name of Persons Filing

                  Athena Capital Management, Inc.
		  Minerva Group, LP
		  David P. Cohen
                  -------------------------------------------------------

         (b)      Address of Principal Business Office or, if none,
                  Residence

                  50 Monument Road, Suite 201
		  Bala Cynwyd, PA 19004
                  -------------------------------------------------------

         (c)      Citizenship

                  David P. Cohen is a U.S. Citizen.
		  The reporting entities are organized under Delaware law.
                  -------------------------------------------------------

         (d)      Title of Class of Securities

                  Common Stock, par value $1.00 per share
                  -------------------------------------------------------

         (e)      CUSIP Number

                  678042102
                  -------------------------------------------------------

Item 3. This statement is not filed pursuant to Rules 13d-1(b), 13d-2(b) or 13d-2(c).

Item 4.   Ownership

          (a)  Amount beneficially owned:

                Athena Capital Management, Inc. - 4,536
		Minerva Group, LP - 4,500
		David P. Cohen - 9,036 (includes shares beneficially owned by Athena and Minerva)

          (b)  Percent of Class: 0.4%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:
		Minerva Group, LP - 4,500


               (ii) shared power to vote or to direct the vote:
                Athena Capital Management, Inc. - 4,536


               (iii)sole power to dispose or to direct the disposition of:
		Minerva Group, LP - 4,500


               (iv) shared power to dispose or to direct the disposition of:
                Athena Capital Management, Inc. - 4,536


Item 5.   Ownership of Five Percent or Less of a Class

This statement is being filed to report the fact that as of the date hereof, the reporting persons have ceased to be the benificial owener of more than five percent of the class of securities.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.   Identification and Classification of Members of the Group

Not Applicable.

Item 9.   Notice of Dissolution of Group

Not Applicable.

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     ATHENA CAPITAL MANAGEMENT, INC.

                                         February 1, 2006
                                         -------------------------------
                                                 Date

                                         David P. Cohen, President
                                         -------------------------------
                                                 Name/Title


					 By:  /s/  Beth N. Lowson
                                         -------------------------------
					 Beth N. Lowson
					 The Nelson Law Firm, LLC
					 75 South Broadway, 4th Floor
					 White Plains, NY 10601
					 Attorney In Fact


                                     MINERVA GROUP, LP

                                         February 1, 2006
                                         -------------------------------
                                                 Date

                                         MINERVA GP, INC., General Partner

                                            David P. Cohen, President
                                            ----------------------------
                                                 Name/Title


					 By:  /s/  Beth N. Lowson
                                         -------------------------------
					 Beth N. Lowson
					 The Nelson Law Firm, LLC
					 75 South Broadway, 4th Floor
					 White Plains, NY 10601
					 Attorney In Fact





                                         February 1, 2006
                                         -------------------------------
                                                 Date

                                         David P. Cohen
					 -------------------------------

					 By:  /s/  Beth N. Lowson
                                         -------------------------------
					 Beth N. Lowson
					 The Nelson Law Firm, LLC
					 75 South Broadway, 4th Floor
					 White Plains, NY 10601
					 Attorney In Fact


			POWER OF ATTORNEY


The undersigned does hereby constitute and appoint Stephen J. Nelson and Beth N. Lowson, each of The Nelson Law Firm, LLC, 75 South Broadway, 4th Floor, White Plains, NY 10601, signing singly, with full power of substitution, as the true and lawful attorney of the undersigned, and authorizes and designates each of them to sign on behalf of the undersigned, and to file filings and any amendments thereto made by or on behalf of the undersigned in respect of the beneficial ownership of equity securities held by the undersigned, directly, indirectly or beneficially, pursuant to Sections 13(d), 13(g) and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Sections 13(d), 13(g) or 16 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until withdrawn by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 21st day of January 2004.



							/s/ David P. Cohen

							David P. Cohen